CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 20, 2009, relating to the financial statements and financial highlights of the Van Kampen Mid Cap Growth Portfolio of Met Investors Series Trust and our report dated February 23, 2009 relating to the financial statements and financial highlights of the FI Mid Cap Opportunities Portfolio of Metropolitan Series Fund, Inc. appearing in their respective Annual Reports on Form N-CSR for the year ended December 31, 2008, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
November 30, 2009